March 26, 2012

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Michael R. Clampitt,

Senior Attorney

Re:	BofI Holding, Inc.
Form 10-K for the Fiscal Year Ended June 30, 2011
Filed September 13, 2011
Definitive Proxy Statement on Schedule 14A
Filed September 22, 2011
Form 10-Q for the Quarterly Period Ended December 31, 2011
Filed February 9, 2012
File No. 000-51201

Mr. Clampitt:

We received your letter dated March 12, 2012 indicating that the above referenced filings of BofI Holding, Inc. (the “Company”) were reviewed by the United States Securities and Exchange Commission (the “Commission”).

We plan to provide the requested information on or before the end of business Tuesday, April 3, 2012.

Thank you for your time and consideration in this matter

BOFI HOLDING, INC.

By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
Executive Vice President and Chief Financial Officer

cc:	Allen Sussman, Esq.
Reed Smith LLC